EXHIBIT 23.1

Independent Auditor’s Consent

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8, file numbers 333-66340 and 333-111920 of our report dated March 3, 2005, relating to the financial statements of eLinear, Inc. appearing in the Form 10-KSB for the year ended December 31, 2004.

Lopez, Blevins, Bork and Associates, LLP
Houston, Texas
March 18, 2005